Exhibit 99.1

Realogy Reports Results for Full Year 2008

REALOGY REPORTS RESULTS FOR FULL YEAR 2008

Company Generated $109 Million of Cash from Operations in 2008

Realogy Continues to Demonstrate its Industry Leadership Position

PARSIPPANY, N.J., February 25, 2009 – Realogy Corporation, a global provider of real estate and relocation services, today reported results for the year ended December 31, 2008. Realogy generated $109 million of cash flow from operations in fiscal 2008 and, as of December 31, 2008, had $402 million of readily available cash. The Company had full year 2008 net revenue of $4,725 million, a net loss of $1,912 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of negative $1,449 million. EBITDA adjusted for special items in 2008 was $411 million and Adjusted EBITDA pursuant to our credit agreement was $657 million. Realogy’s results were impacted by an impairment charge of $1,789 million. This non-cash charge to goodwill, intangible assets and investments on our balance sheet has no impact on the Company’s day-to-day operations, cash position, liquidity or debt agreements.

Full Year 2008
Net Loss	$(1,912)

EBITDA	$(1,449)

Special Items:
Impairment of goodwill, intangible assets and investments in unconsolidated entities	1,789
PHH Home Loans impairment recorded in equity in (earnings) losses	31
Legacy (benefits)/costs	(20)
Restructuring costs	58
Merger costs	2

Total special items	1,860

EBITDA adjusted for special items	$411

Adjusted EBITDA	$657

(Please see Table 5 for a reconciliation of net loss to EBITDA, Table 6 for a reconciliation of net loss to Adjusted EBITDA, Table 7 for a reconciliation of net loss to EBITDA adjusted for special items, and Table 8 for the definition of these non-GAAP financial measures.)

Realogy Reports Results for Full Year 2008

“There are several non-operational items in Realogy’s full-year reported EBITDA, including non-cash impairment charges, merger and legacy costs, as well as restructuring charges that were incurred to improve profitability,” said Anthony E. Hull, Realogy’s Chief Financial Officer. “If you exclude these mostly non-cash items, you gain a more accurate indication of the performance and health of our businesses. For fiscal 2008, Realogy generated over $100 million of cash from operations in what was an extremely challenging real estate market. Furthermore, with the movement of interest rates, our cash interest is expected to be reduced by over $100 million in 2009 compared to 2008.”

For the year ended 2008, Realogy’s year-over-year home sale transaction sides declined by 18 percent at the Realogy Franchise Group (RFG) and were down by 16 percent at NRT, the Company’s owned brokerage unit. RFG’s average home sales price decreased 7 percent and NRT’s average home sale price declined 10 percent compared to the full year 2007. These price declines were driven by various factors, including high inventory levels, the increased prominence of short sale and foreclosure activity and, particularly as it relates to NRT, a meaningful shift in the mix of business from higher price ranges to lower- and middle-range homes. At Cartus, client initiations were up 3% due to organic global growth and new client signings.

“We continue to focus on investing in growth in these challenging times, and successfully signed in 2008 new franchisees who generated $420 million of gross commission income during the previous 12 months, which includes our newest brand, Better Homes and Gardens Real Estate,” stated Chief Executive Officer Richard A. Smith. “As the largest provider of real estate and relocation services, participating in one out of every four existing home real estate transactions, based on volume, Realogy continues to affirm its leadership position in the industry. We have used our prominence in the industry to impress upon Congress, Department of the Treasury and the White House the economic policies we believe will stimulate housing and thus our economy.”

“We join Richard and his team in recognizing the challenging task before management in navigating through this extremely difficult time in housing and our nation’s economy,” said Marc Becker, Partner, Apollo Management L.P. “We are impressed with their efforts to remain in the forefront of the industry while optimizing their business model. The premise of our original investment in Realogy has not changed and we look forward to supporting the company through what will likely be another difficult year in housing.”

Covenant Compliance:

As of December 31, 2008, the Company’s senior secured leverage ratio was 4.95 to 1. This is 0.4x below the maximum 5.35 to 1 ratio required for Realogy to be in compliance under its Credit Agreement. The senior secured leverage ratio is determined by taking Realogy’s senior secured net debt of $3.25 billion at December 31, 2008 and dividing it by the Company’s Adjusted EBITDA of $657 million for the 12 months ended December 31, 2008. Apollo has advised the Company that, based upon management’s current financial outlook, it will provide financial assistance to Realogy, to the extent necessary, in meeting its senior secured leverage ratio and cash flow needs through December 31, 2009. Based upon its current financial forecast and, to the extent necessary, Apollo’s financial assistance, the Company believes that it will continue to be in compliance with the senior secured leverage ratio during the next 12 months.

Realogy Reports Results for Full Year 2008

Balance Sheet Information as of December 31, 2008:

•	Cash and cash equivalents of approximately $437 million

•	Outstanding revolving credit facility balance of approximately $515 million

•	Securitization obligations of approximately $703 million compared with $1,014 million at December 31, 2007

•	Relocation receivables due from our corporate clients and relocation properties held for sale of approximately $787 million compared with $1,213 million at December 31, 2007

As of December 31, 2008, Realogy had a net revolver debt balance of $113 million with $515 million drawn less $402 million of readily available cash, which is included in cash and cash equivalents of $437 million. Realogy’s revolver matures in April 2013 and permits the Company access to up to $750 million of total borrowing. A complete balance sheet is included as Table 3 of this press release.

Investor Webcast

Realogy will hold a Webcast to review its full-year 2008 results at 5:00 p.m. (ET) today. The call will be hosted by Richard A. Smith, president and CEO, and Anthony E. Hull, executive vice president, CFO and treasurer. The conference call will be made available live via Webcast on the Investor Information section of the Realogy.com Web site. A replay of the Webcast will be available at www.realogy.com from February 25 through March 11.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 15,600 offices and 285,000 sales associates doing business in 95 countries around the world. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) is owned by affiliates of Apollo Management, L.P., a leading private equity and capital markets investor. To receive future Realogy news releases, you can sign up for an e-mail subscription or secure a link for your RSS reader at www.realogy.com/media.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation (“Realogy”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”,

Realogy Reports Results for Full Year 2008

“may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial debt leverage; constraints on sources of liquidity; our ability to comply with the affirmative and negative covenants contained in our debt agreements; continuing adverse developments in the residential real estate markets; continuing adverse developments in general business, economic and political conditions, including reduced availability of credit and the instability of financial markets in the U.S. and abroad, substantial volatility in the equity or bond markets, and changes in short-term or long-term interest rates, or any outbreak or escalation of hostilities on a national, regional or international basis; a continuing drop in consumer confidence and/or the impact of a recession and the related high levels of unemployment in the U.S. and abroad; our failure to complete future acquisitions or to realize anticipated benefits from completed acquisitions; our failure to maintain or acquire franchisees and brands or the inability of franchisees to survive the current real estate downturn; and our inability to access capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

The 2007 full year results, which are set forth in the tables that accompany this press release and in our 2008 Annual Report on Form 10-K, have been reported on a pro forma combined basis. They have been prepared to give effect to the Company’s April 10, 2007 acquisition by Apollo Management, L.P. and the related financing transactions as if they had occurred on January 1, 2007 and combine the Company’s financial results for the predecessor period from the beginning of the period — January 1, 2007 through April 9, 2007, and the successor period, from April 10, 2007 through December 31, 2007.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Relations Contact:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Realogy Reports Results for Full Year 2008

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com

# # #

(Tables to Follow)

Realogy Reports Results for Full Year 2008

Table 1

REALOGY CORPORATION AND THE PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In millions)

	Successor		Predecessor
	Year Ended December 31, 2008	Period From April 10 Through December 31, 2007	Period From January 1 Through April 9, 2007	Year Ended December 31, 2006
Revenues
Gross commission income	$3,483	$3,409	$1,104	$4,965
Service revenue	737	622	216	854
Franchise fees	323	318	106	472
Other	182	123	66	192

Net revenues	4,725	4,472	1,492	6,483

Expenses
Commission and other agent-related costs	2,275	2,272	726	3,335
Operating	1,607	1,329	489	1,799
Marketing	207	182	84	291
General and administrative	236	180	123	214
Former parent legacy costs (benefit), net	(20)	27	(19)	(38)
Separation costs	—	4	2	66
Restructuring costs	58	35	1	46
Merger costs	2	24	80	4
Impairment of intangible assets, goodwill and investments in unconsolidated entities	1,789	667	—	—
Depreciation and amortization	219	502	37	142
Interest expense	627	495	43	57
Interest income	(3)	(9)	(6)	(28)
Other (income)/expense, net	(9)	—	—	—

Total expenses	6,988	5,708	1,560	5,888

Income (loss) before income taxes, minority interest and equity in earnings	(2,263)	(1,236)	(68)	595
Income tax (benefit) expense	(380)	(439)	(23)	237
Minority interest, net of tax	1	2	—	2
Equity in (earnings) losses of unconsolidated entities	28	(2)	(1)	(9)

Net income (loss)	$(1,912)	$(797)	$(44)	$365

Realogy Reports Results for Full Year 2008

Table 2

Realogy Corporation and the Predecessor

Unaudited Pro Forma Combined Statement of Operations

	For the Full Year Ended December 31, 2007
	Predecessor	Successor				Successor
(In millions)	Period from January 1 Through April 9, 2007	Period from April 10 Through Dec. 31, 2007	Transactions		Pro Forma Combined	Period from January 1 Through Dec. 31, 2008
Revenues
Gross commission income	$1,104	$3,409	$—		$4,513	$3,483
Service revenue	216	622	11	(a)	849	737
Franchise fee	106	318	—		424	323
Other	66	123	(2	)(b)	187	182

Net revenues	1,492	4,472	9		5,973	4,725

Expenses
Commission and other agent related costs	726	2,272	—		2,998	2,275
Operating	489	1,329	(7	)(a)	1,811	1,607
Marketing	84	182	—		266	207
General and administrative	123	180	(47	)(a,c)	256	236
Former parent legacy costs (benefit), net	(19)	27	—		8	(20)
Separation costs	2	4	—		6	—
Restructuring costs	1	35	—		36	58
Merger costs	80	24	(104	)(d)	—	2
Impairment of investment in unconsolidated entity	—	667	—		667	1,789
Depreciation and amortization	37	502	(318	)(e)	221	219
Interest expense	43	495	104	(f)	642	627
Interest income	(6)	(9)	—		(15)	(3)
Other (income)/expense, net	—	—	—		—	(9)

Total expenses	1,560	5,708	(372)		6,896	6,988

Income (loss) before income taxes, minority interest, and equity in earnings	(68)	(1,236)	381		(923)	(2,263)
Income tax expense (benefit)	(23)	(439)	145	(g)	(317)	(380)
Minority interest, net of tax	—	2	—		2	1
Equity in (earnings) losses of unconsolidated entities	(1)	(2)	—		(3)	28

Net Income (loss)	$(44)	$(797)	$236		$(605)	$(1,912)

Notes to Unaudited Pro Forma Combined Statement of Operations

(a)	Reflects the elimination of the negative impact of $18 million of non-recurring fair value adjustments for purchase accounting at the operating business segments primarily related to deferred revenue, referral fees, insurance accruals and fair value adjustments on at-risk homes.
(b)	Reflects the incremental borrowing costs for the period from January 1, 2007 to April 9, 2007 of $2 million as a result of the securitization facilities refinancings. The borrowings under the securitization facilities are advanced to customers of the relocation business and the Company generally earns interest income on the advances, which are recorded within other revenue net of the borrowing costs under the securitization arrangement.
(c)	Reflects (i) incremental expenses for the period from January 1, 2007 to April 9, 2007 in the amount of $3 million representing the estimated annual management fee to be paid by Realogy to, and (ii) the elimination of $50 million of separation benefits payable to our former CEO upon retirement, the amount of which was determined as a result of a change in control provision in his employment agreement with the Company.
(d)	Reflects the elimination of $104 million of merger costs which are comprised primarily of $56 million for the accelerated vesting of stock based incentive awards granted by the Company, $25 million of employee retention and supplemental bonus payments incurred in connection with the Transactions and $19 million of professional costs incurred by the Company associated with the Merger.

Realogy Reports Results for Full Year 2008

(e)	Reflects an increase in amortization expenses for the period from January 1, 2007 to April 9, 2007 resulting from the values allocated on a preliminary basis to our identifiable intangible assets, less the amortization of pendings and listings. Amortization is computed using the straight-line method over the asset’s related useful life.

(In millions)	Estimated fair value	Estimated useful life	Amortization
Real estate franchise agreements	$2,019	30 years	$67
Customer relationships	467	10-20 years	26
License agreement—Franchise	42	47 years	1

Estimated annual amortization expense			94

Less:
Amortization expense recorded for the items above			(75)
Amortization expense for non-recurring pendings and listings			(337)

Pro forma adjustment			$(318)

(f)	Reflects incremental interest expense for the period from January 1, 2007 to April 9, 2007 in the amount of $104 million related to the indebtedness incurred in connection with the Merger which includes $6 million of incremental deferred financing costs amortization and $2 million of incremental bond discount amortization relating to the senior notes, senior toggle notes and senior subordinated notes.

For pro forma purposes we have assumed a weighted average interest rate of 8.24% for the variable interest rate debt under the term loan facility and the revolving credit facility, based on the 3-month LIBOR rate as of December 31, 2007. This variable interest rate debt is reduced to reflect the $775 million of floating to fixed interest rate swap agreements. A 100 bps change in the interest rate assumptions would change pro forma interest expense by approximately $24 million. The adjustment assumes straight-line amortization of capitalized financing fees over the respective maturities of the indebtedness.

(g)	Reflects the estimated tax effect resulting from the pro forma adjustments at an estimated rate of 38%. We expect our tax payments in future years, however, to vary from this amount.

Realogy Reports Results for Full Year 2008

Table 3

REALOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$437	$153
Trade receivables (net of allowance for doubtful accounts of $46 and $16)	140	122
Relocation receivables	765	1,030
Relocation properties held for sale	22	183
Deferred income taxes	92	82
Due from former parent	3	14
Other current assets	112	143

Total current assets	1,571	1,727

Property and equipment, net	276	381
Goodwill	2,572	3,939
Trademarks	732	1,009
Franchise agreements, net	3,043	3,216
Other intangibles, net	480	509
Other non-current assets	238	391

Total assets	$8,912	$11,172

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$133	$139
Securitization obligations	703	1,014
Due to former parent	554	550
Revolving credit facility and current portion of long-term debt	547	32
Accrued expenses and other current liabilities	513	652

Total current liabilities	2,450	2,387

Long-term debt	6,213	6,207
Deferred income taxes	826	1,249
Other non-current liabilities	165	129

Total liabilities	9,654	9,972

Commitments and contingencies

Stockholder’s equity (deficit):
Common stock	—	—
Additional paid-in capital	2,013	2,006
Accumulated deficit	(2,709)	(797)
Accumulated other comprehensive loss	(46)	(9)

Total stockholder’s equity (deficit)	(742)	1,200

Total liabilities and stockholder’s equity (deficit)	$8,912	$11,172

Realogy Reports Results for Full Year 2008

Table 4

Key Business Drivers

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	% Change	2008	2007	% Change
Real Estate Franchise Services (a)
Closed homesale sides	222,819	254,815	(13)%	995,622	1,211,206	(18)%
Average homesale price	$202,879	$222,785	(9)%	$214,271	$230,346	(7)%
Average homesale broker commission rate	2.52%	2.50%	2 bps	2.52%	2.49%	3 bps
Net effective royalty rate	5.30%	5.02%	28 bps	5.12%	5.03%	9 bps
Royalty per side	$283	$290	(2)%	$287	$298	(4)%

Company Owned Real Estate Brokerage Services
Closed homesale sides	60,924	64,515	(6)%	275,090	325,719	(16)%
Average homesale price	$420,673	$515,910	(18)%	$479,301	$534,056	(10)%
Average homesale broker commission rate	2.51%	2.50%	1 bps	2.48%	2.47%	1 bps
Gross commission income per side	$11,242	$13,547	(17)%	$12,612	$13,806	(9)%

Relocation Services
Initiations	26,701	25,965	3%	136,089	132,343	3%
Referrals	15,101	15,192	(1)%	71,743	78,828	(9)%

Title and Settlement Services
Purchase title and closing units	22,796	27,651	(18)%	110,462	138,824	(20)%
Refinance title and closing units	6,496	8,649	(25)%	35,893	37,204	(4)%
Average price per closing unit	$1,473	$1,454	1%	$1,500	$1,471	2%

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for Full Year 2008

Table 5

Selected Quarterly Financial Data

(In millions)

	For The Three Months Ended March 31, 2008	For The Three Months Ended June 30, 2008	For The Three Months Ended September 30, 2008	For The Three Months Ended December 31, 2008
Revenue (a)
Real Estate Franchise Services	$152	$185	$172	$133
Company Owned Real Estate Brokerage Services	767	1,061	1,026	707
Relocation Services	108	124	129	90
Title and Settlement Services	81	94	84	63
Corporate and Other (d)	(57)	(75)	(70)	(49)

	$1,051	$1,389	$1,341	$944

EBITDA (b) (c)
Real Estate Franchise Services	$80	$109	$98	$(884)
Company Owned Real Estate Brokerage Services (e)	(60)	26	(9)	(226)
Relocation Services	—	23	39	(319)
Title and Settlement Services	(2)	5	9	(315)
Corporate and Other (d)	(14)	(2)	(8)	1

Total	$4	$161	$129	$(1,743)

Depreciation and Amortization	56	55	54	54
Interest, Net	164	152	152	156
Income Tax Benefit	(84)	(19)	(27)	(250)

Net Loss	$(132)	$(27)	$(50)	$(1,703)

(a)	Equity in (earnings) losses of unconsolidated entities was previously presented within Other revenues in the consolidated statement of operations. In connection with the recognition of its share of PHH Home Loans’ impairment charge during the third quarter of 2008, the Company has changed the presentation of these amounts to reflect them on a separate line below income taxes in the condensed consolidated statement of operations for all periods presented.
(b)	EBITDA is defined as net income before depreciation and amortization, interest (income) expense, net (other than Relocation Services interest for securitization assets and securitization obligations) and income taxes, each of which is presented on our Condensed Consolidated Statements of Operations.
(c)	EBITDA includes Former Parent Legacy Costs (Benefits), Restructuring Costs, Merger Costs and Impairment Charges as follows ($ In Millions):

	For The Three Months Ended March 31, 2008	For The Three Months Ended June 30, 2008	For The Three Months Ended September 30, 2008	For The Three Months Ended December 31, 2008
Real Estate Franchise Services	$—	$—	$1	$954
Company Owned Real Estate Brokerage Services	9	13	56	193
Relocation Services	—	—	2	337
Title and Settlement Services	—	1	1	309
Corporate and Other	7	(7)	1	(17)

(d)	Includes unallocated corporate overhead and the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by our Company Owned Real Estate Brokerage Services segment of $49 million, $70 million, $75 million and $57 million during the three months ended December 31, 2008, September 30, 2008, June 30, 2008, and March 31, 2008, respectively.
(e)	For the year ended December 31, 2008, Realogy’s joint venture partner PHH Home Loans, of which Realogy owns 49.9%, recorded an impairment charge for which Realogy recorded its portion of the charge in equity (earnings) losses of unconsolidated entities of $31 million. As a result of the impairment analysis completed by PHH Home Loans, Realogy performed an impairment analysis of its investment in the entity and recognized an incremental impairment loss of $33 million.

Realogy Reports Results for Full Year 2008

Table 6

A reconciliation of net loss to EBITDA and Adjusted EBITDA for the year ended December 31, 2008 is set forth in the following table:

	Year Ended December 31, 2008
Net loss (a)	$(1,912)
Income tax benefit	(380)

Loss before income taxes	(2,292)
Interest expense (income), net	624
Depreciation and amortization	219

EBITDA	(1,449)

Covenant calculation adjustments:
Merger costs, restructuring costs and former parent legacy costs (benefit), net (b)	40
2008 impairment of intangible assets, goodwill and investments in unconsolidated entities (c)	1,789
Non-cash charge for PHH Home Loans impairment	31
Pro forma cost savings for 2008 restructuring initiatives (d)	65
Pro forma effect of business optimization initiatives (e)	61
Non-cash charges (f)	60
Non-recurring fair value adjustments for purchase accounting (g)	6
Pro forma effect of NRT acquisitions and RFG acquisitions and new franchisees (h)	14
Apollo management fees (i)	14
Proceeds from WEX contingent asset (j)	12
Incremental securitization interest costs (k)	6
Expenses incurred in debt modification activities (l)	5
Better Homes and Gardens Real Estate start up costs	3

Adjusted EBITDA	$657

Total senior secured net debt (m)	$3,250
Senior secured leverage ratio	4.95	x

(a)	Net loss consists of a loss of $1,912 million for the twelve months ended December 31, 2008.
(b)	Consists of $2 million of merger costs, $58 million of restructuring costs offset by a benefit of $20 million of former parent legacy costs.
(c)	Represents the non-cash adjustment for the 2008 impairment of goodwill, intangible assets and investments in unconsolidated entities.
(d)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during 2008. From this restructuring, we expect to reduce our operating costs by approximately $96 million on a twelve month run-rate basis and estimate that $31 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2008 through the time they were put in place, had those actions been effected on January 1, 2008.
(e)	Represents the twelve month pro forma effect of business optimization initiatives that have been completed to reduce costs including $4 million related to the exit of the government at-risk homesale business, $4 million related to the elimination of the 401(k) employer match, $7 million related to the renegotiation of NRT contracts, $6 million due to the add back of the retention accrual, $22 million for initiatives to improve the Company Owned Real Estate Brokerage profit margin and Relocation Services fees and $18 million related to other initiatives.

Realogy Reports Results for Full Year 2008

(f)	Represents the elimination of non-cash expenses including $22 million for the change in the allowance for doubtful accounts and $17 million related to the reserve for development advance notes and promissory notes from January 1, 2008 through December 31, 2008, $7 million of stock based compensation expense, $14 million related to net losses on foreign currency transactions and foreign currency forward contracts.
(g)	Reflects the adjustment for the negative impact of $6 million of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent for the twelve months ended December 31, 2008.
(h)	Represents the estimated impact of acquisitions made by NRT and RFG acquisitions and new franchisees as if they had been acquired or signed on January 1, 2008. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2008.
(i)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended December 31, 2008.
(j)	Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering (“IPO”). As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may reduce federal income tax that WEX might otherwise be obligated to pay in future periods. WEX is required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes. Cendant is required to pay 62.5% of these tax savings payments received from WEX to us.
(k)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended December 31, 2008.
(l)	Represents the expenses incurred in connection with the Company’s unsuccessful debt modification activities.
(m)	Represents total borrowings under the senior secured credit facility, including the revolving credit facility, of $3,638 million plus $14 million of capital lease obligations less $402 million of readily available cash as of December 31, 2008.

Realogy Reports Results for Full Year 2008

Table 7

A reconciliation of net loss to EBITDA and EBITDA adjusted for special items for the year ended December 31, 2008 is set forth in the following table:

Year Ended December 31, 2008
Net loss	$(1,912)
Income tax benefit	(380)

Loss before income taxes	(2,292)
Interest expense (income), net	624
Depreciation and amortization	219

EBITDA	(1,449)

2008 impairment of intangible assets and goodwill and investments in unconsolidated entities (a)	1,789
Non-cash charge for PHH Home Loans impairment	31
Legacy costs (benefit)	(20)
Restructuring costs	58
Merger costs	2

Total special items	1,860

EBITDA adjusted for special items	$411

(a)	Represents the non-cash adjustment for the 2008 impairment of goodwill, intangible assets and investments in unconsolidated entities.

Realogy Reports Results for Full Year 2008

Table 8

Definitions

EBITDA is defined by the Company as net income before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA adjusted for special items is calculated by adjusting EBITDA by impairment, non-cash charge for PHH Home Loans impairment, legacy costs, restructuring costs and merger costs as described in Table 7 above. Adjusted EBITDA is calculated by adjusting EBITDA by the items described in the Table 6 above. Adjusted EBITDA corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio and substantially corresponds to the definition of “EBITDA” used in the indentures governing the Unsecured Notes to test the permissibility of certain types of transactions, including debt incurrence. We present EBITDA and EBITDA adjusted for special items because we believe they are useful supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. The EBITDA and EBITDA adjusted for special items measures are used by our management, including our chief operating decision maker, to perform such evaluation, and Adjusted EBITDA is used in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA, EBITDA adjusted for special items and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA has limitations as an analytical tool, and you should not consider EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs;

•	EBITDA does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.

In addition to the limitations described above with respect to EBITDA, Adjusted EBITDA includes pro forma cost savings and the pro forma full year effect of NRT acquisitions and RFG acquisitions/new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.

EBITDA, EBITDA adjusted for special items and Adjusted EBITDA have limitations as an analytical tool and you should not consider EBITDA adjusted for special items or Adjusted EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP.